Exhibit 99.1

COMPANY CONTACT:

Steve P. Loomis,
Chief Financial Officer
sloomis@cardiodynamics.com
800-778-4825 Ext. 1015

CardioDynamics Announces Sale of Vermed Business

Company Also Initiates Five-Year Supplier Agreement for ICG Sensors

SAN DIEGO, CA—June 26, 2007—CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, announced today that it has reached an agreement to sell the Company’s Vermed unit to the subsidiary’s management team for a cash purchase price of $8 million. Additionally, as a condition of closing, the Company will enter into a five-year fixed price supplier agreement with Vermed for the Company’s proprietary ICG sensors. The transaction is contingent upon a number of customary legal and business conditions and is subject to approval by CardioDynamics’ shareholders. Once approved, the sale is anticipated to close in the latter part of the Company’s fiscal third quarter ending August 31, 2007.

The Company said the decision to sell Vermed will allow CardioDynamics to focus its resources on its proprietary ICG business, which Management believes continues to hold the highest growth potential, while maintaining a long-term preferential relationship with Vermed for ICG sensors.

“Through this strategic transaction, we derive two essential benefits for CardioDynamics’ shareholders,” stated Michael K. Perry, Chief Executive Officer. “First, we inject needed cash into the ICG business that will be utilized for continued expansion of our sales and clinical application specialist team, further investment in clinical trial research, and investment in core technology improvement. Our objective through these investments is to establish ICG in the treatment guidelines for heart failure and hypertension over the next five years.”

Perry added, “Secondly, it is very important for us to continue the excellent working relationship with the Vermed organization through a long-term supplier agreement. Not only will we receive a stable supply of ICG sensors for five years, but we will continue to partner with Vermed’s engineering team to develop enhancements to our proprietary sensors and also explore opportunities to continually lower sensor costs through design improvements. Within the next three to five years, we believe ICG sensors will likely comprise over 50% of revenue for the ICG business, and it is essential that we continue to enhance our proprietary position and drive cost efficiencies in this important recurring revenue stream.”

Commenting on the transaction, Rich Kalich, President of Vermed said: “We are very pleased to reach agreement with CardioDynamics for the purchase of Vermed. We have thoroughly enjoyed being part of the CardioDynamics team and believe the close working relationship will continue in the years ahead.”

Vermed is a supplier of disposable electrodes and related supplies utilized in electrocardiograph (ECG) and other diagnostic procedures. The division has 85 employees that design, manufacture and package electrodes from its 45,000 square foot facility in Bellows Falls, Vermont.

Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a conference call this afternoon, Tuesday, June 26, 2007, at 4:30 p.m. (EDT) to discuss the transaction and answer questions. To access the conference call, dial 888-713-4211 (Code 92120427). International participants can call 617-213-4864 (Code 92120427). A replay of the call will be available for one month following the call at 888-286-8010 (Code 34204481). The international replay number is 617-801-6888 (Code 34204481). The Internet webcast can be accessed through the Investor Relations section of the Company’s website at www.cdic.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1587992.

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as sale of the Vermed Subsidiary, establishment of an ICG sensor supply agreement, investment plans, inclusion of ICG in treatment guidelines and ICG sensor revenue expectations, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.